UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                                 FORM 8-K



                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported):      April 25, 2000
                                                       ----------------


                          SFC New Holdings, Inc.
                      -----------------------------
          (Exact name of registrant as specified in its charter)



State of Delaware                33-383063                       52-2173533
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(State or other jurisdiction   (Commission  File No.)      (I.R.S. Employer
of  incorporation  or  organization)                      Identification No.)


       520 Lake Cook Road, Suite 550, Deerfield, IL            60015
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 (Address    of    principal    executive    offices)        (Zip Code)


  Registrant's telephone number, including area code      (847) 405-5300
                                                          -------------





ITEM 5.    OTHER EVENTS

Legal Proceedings Update

SFC New Holdings, Inc. ("SFC"), Saputo Group ("Saputo") and Dean Metropoulos have reached a global settlement (the "Settlement") with respect to the ongoing Cacique case. In connection with the Settlement, all lawsuits and claims involving SFC that concern the Cacique case were dismissed with prejudice, including: (a) the lawsuit filed by Saputo seeking to require SFC to post an appeal bond in the Cacique case and (b) the lawsuit filed by Mr. Metropoulos concerning his indemnification from Stella. In addition, as part of the Settlement, Saputo assumed full responsibility for and control of the Cacique litigation and fully and finally released SFC of any and all indemnity obligations with respect to the litigation. In exchange for the dismissals and release of indemnity, SFC has made a payment to Saputo that is substantially less than the currently outstanding verdict of approximately $24 million. This payment may be reduced (but cannot be increased) by certain future amounts that will be determined by the ultimate resolution of the Cacique case.

Management believes that this global Settlement is in the best interests of SFC. In particular, management believes that this Settlement: (a) limits SFC's exposure to the Cacique case to an amount that is substantially less than the currently outstanding verdict of approximately $24 million, (b) eliminates the need to incur significant additional legal expenses to defend against the Cacique case and the previously pending lawsuits, (c) eliminates the possibility that SFC would be required to post a $36 million appeal bond, and (d) allows SFC management to focus on maximizing the value of its businesses.




                         SIGNATURES

   Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    SFC NEW HOLDINGS, INC
                    ---------------------
                            (Registrant)



Date:    April  25, 2000                     By:   /s/   Robert L. Fishbune
                                                        -------------------
                                                  Robert L. Fishbune
                                                  Vice President and
                                                     Chief Financial Officer